Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this pre-effective amendment No.1 to the Registration Statement (Form F-4/A) and related Prospectus of Shell plc and Shell Finance US Inc. for the registration of debt securities and to the incorporation by reference therein of our reports dated March 13, 2024, with respect to the consolidated financial statements of Shell plc and the effectiveness of internal control over financial reporting of Shell plc included in its Annual Report on Form 20-F for the year ended December 31, 2023, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
London, United Kingdom
September 19, 2024